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Lee Shareholders Overwhelmingly Re-Elect All Three Lee Director Nominees at 2022 Annual Meeting

DAVENPORT, Iowa – March 10, 2022 – Lee Enterprises Inc. (NASDAQ: LEE) (“Lee” or the “Company”), today announced that, at the Company’s 2022 Annual Meeting, shareholders overwhelmingly voted to re-elect Lee’s three director nominees – Chairman Mary E. Junck, Lead Independent Director Herb W. Moloney and CEO Kevin D. Mowbray.

Based on the preliminary vote results provided by Lee’s proxy solicitor, each of Lee’s director nominees received support from more than 70% of the votes cast at the meeting, with each director receiving support from more than a majority of Company’s outstanding shares. The preliminary vote results also indicate record participation from Lee shareholders, with more than 75% of Lee’s outstanding shares casting votes on directors, an increase of over 20 percentage points from the Company’s average turnout over the prior three years.

Lee issued the following statement:

“We deeply appreciate the record turnout and strong support we received from shareholders at this pivotal annual meeting. The results represent a resounding rejection of Alden Global Capital’s campaign against Lee. We look forward to continuing to grow the business and building value as we execute our digital growth strategy. We also remain committed to delivering highly valued local journalism, which is at the core of Lee’s strengths and competitive advantage.”

The results announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission.

About Lee Enterprises

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee’s newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 47 million digital unique visitors. Lee’s markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims,” “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the SEC, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Investor Contact IR@lee.net (563) 383-2100	Media Contact Jamie Tully/Jenny Gore Sard Verbinnen & Co Lee-SVC@sardverb.com

Employee Note

TO: All Lee Employees

FROM: Kevin Mowbray

SUBJECT: Lee Shareholders Overwhelmingly Re-Elect All Three Lee Directors

Team,

I’m pleased to let you know that, based on preliminary vote results, all three of Lee’s director nominees – Chairman Mary E. Junck, Lead Independent Director Herb W. Moloney and I – were re-elected to our Board of Directors at today’s Annual Meeting of Shareholders. This is a powerful endorsement of the results we’ve been delivering and our Three Pillar Digital Growth Strategy.

I should note that these results are still subject to official tabulation and certification by the Independent Inspector of Elections, which we expect will occur within the coming days.

I know the heightened attention on our company over the last several months may have been distracting. Nonetheless, you didn’t miss a beat. Our entire team rose to the occasion and remained laser-focused on executing our Three Pillar Strategy and delivering highly valued local journalism that matters to the communities we serve.

On behalf of the entire Board and management team, I want to express how grateful we are for your efforts and commitment to your work, your publications and to Lee. We are more confident than ever that Lee is on the right course to create significant value for all of our stakeholders.

With gratitude,

Kevin